EXHIBIT 99.1

Upland Software Reports Fourth Quarter 2025 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)-- Upland Software, Inc. (Nasdaq: UPLD), a leader in AI-powered knowledge and content management software, today announced its financial and operating results for the fourth quarter 2025 and issued guidance for its first quarter and full year of 2026.

Fourth Quarter 2025 Financial Highlights
•Total revenue was $49.3 million, a decrease of 28% from $68.0 million in the fourth quarter of 2024, primarily due to divestitures completed in Q1 and Q2 of 2025.
•Subscription and support revenue was $46.7 million, a decrease of 27% from $64.3 million in the fourth quarter of 2024, primarily due to divestitures completed in Q1 and Q2 of 2025.
•GAAP net income was $1.1 million compared to a GAAP net loss of $3.4 million in the fourth quarter of 2024. GAAP net loss attributable to common stockholders was $0.4 million compared to GAAP net loss attributable to common stockholders of $4.9 million in the fourth quarter of 2024. GAAP net loss per share attributable to common stockholders was $0.01 per share, compared to a GAAP net loss per share attributable to common stockholders of $0.18 per share in the fourth quarter of 2024.
•Adjusted EBITDA was $15.3 million, or 31% of total revenue, compared to $14.9 million, or 22% of total revenue, in the fourth quarter of 2024.
•GAAP operating cash flow was $7.3 million, compared to GAAP operating cash flow of $9.3 million in the fourth quarter of 2024. Free cash flow was $7.2 million, compared to free cash flow of $9.0 million in the fourth quarter of 2024.
•Cash on hand as of the end of the fourth quarter of 2025 was $29.4 million.

"With our Q4 results, we are pleased to report that revenue, Adjusted EBITDA, and margins all came in as expected, while free cash flow was stronger than expected, bringing our 2025 free cash flow to $24.4 million,” said Jack McDonald, Upland’s Chairman and Chief Executive Officer. “Our AI product portfolio continues to gain traction, marked by continued major customer contract renewals, expansions, and new customer wins."

Fourth Quarter Business Highlights
•We welcomed 110 new customers to Upland in the fourth quarter, including 15 new major customers. We also expanded relationships with 199 existing customers, 27 of which were major expansions.
•We earned 49 badges in G2’s Winter 2026 market reports, highlighting consistent value and customer validation for our products. Upland BA Insight, our AI enablement solution, increased earned badges this season, while AI-powered proposal management software, Upland Qvidian, continued to deliver impactful results. Upland Panviva also increased its badge count and Upland RightAnswers maintained its recognitions, proving ongoing value to customers leveraging AI-powered knowledge management.

•Upland Qvidian released its first annual report on the adoption of artificial intelligence (AI) throughout the proposal industry. The 2025 AI Adoption in Proposal Management: Trends and Observation Report is a technology-agnostic, industry-wide study that collects results and observations from global professionals working daily to adopt artificial intelligence in their proposal processes. Building on Qvidian’s near 50 years of industry-leading experience, the report surveyed hundreds of global RFP and proposal professionals to examine current industry trends. Findings in the report spotlight the areas where AI drives real transformation and growth, while addressing the real-world concerns professionals face during AI implementation.
•Upland was recognized as a Major Player in the IDC MarketScape: Worldwide General-Purpose Knowledge Discovery Software 2025 Vendor Assessment (doc # US53011225, November 2025), published in November 2025. Upland believes its recognition in this report highlights the value of its AI-powered knowledge management solution, Upland RightAnswers, driving scalable, smarter support for enterprise contact centers and help desks.
•Upland Software was recognized in the Gartner® Market Guide for RFP Response Management Applications, published on October 29, 2025.(1) Upland believes its inclusion in this report showcases the impact of its AI-powered RFP response and proactive sales proposal creation software, Upland Qvidian. The solution supports a full range of content that drives revenue and builds trust, from proactive proposals and presentations to complex RFPs and statements of work.

Business Outlook
For the quarter ending March 31, 2026, Upland expects reported total revenue to be between $47.0 and $50.0 million, including subscription and support revenue between $44.8 and $47.3 million, for a decline in total revenue of 24% at the midpoint from the quarter ended March 31, 2025. This year-over-year revenue decline is primarily due to divestitures completed in Q1 and Q2 of 2025. First quarter 2026 Adjusted EBITDA is expected to be between $11.9 and $13.4 million, which at the midpoint is a decline of 3% from the quarter ended March 31, 2025. First quarter 2026 Adjusted EBITDA margin is expected to be 26% at the midpoint, an increase of 500 basis points from the 21% Adjusted EBITDA margin for the quarter ended March 31, 2025.
For the full year ending December 31, 2026, Upland expects reported total revenue to be between $194.2 and $206.2 million, including subscription and support revenue between $183.6 and $193.7 million, for a decline in total revenue of 8% at the midpoint from the year ended December 31, 2025. This year-over-year revenue decline is primarily due to divestitures completed in Q1 and Q2 of 2025. Full year 2026 Adjusted EBITDA is expected to be between $52.6 and $58.6 million, which at the midpoint is a decline of 4% from the year ended December 31, 2025. Full year 2026 Adjusted EBITDA margin is expected to be 28% at the midpoint, an increase of 100 basis points from the 27% Adjusted EBITDA margin for the year ended December 31, 2025.

Conference Call Details
Upland's executive team will host a live conference call and webcast at 10:00 a.m. Central Time, 11:00 a.m. Eastern Time today to review Upland’s financial results and outlook for the business. The call can be accessed via a webcast on investor.uplandsoftware.com, or by dialing 1-800-715-9871 in North America or 1-646-307-1963 if outside North America, international rates apply. Attendees will need to use access code 8422976 to join the call. This webcast will contain forward-looking statements and other material information regarding Upland’s financial and operating results.

Following the completion of the conference call, a recording of the webcast will be made available at investor.uplandsoftware.com for twelve months.

About Upland Software
Upland Software (Nasdaq: UPLD) is a leader in AI-powered knowledge and content management software. Our solutions help enterprises unlock critical knowledge, automate content workflows, and drive measurable ROI—enhancing customer and employee experiences while supporting regulatory compliance. More than 1,100 enterprise customers rely on Upland to solve complex challenges and provide a trusted path for AI adoption. For more information, visit www.uplandsoftware.com.

(1) Gartner does not endorse any company, vendor, product or service depicted in its publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner publications consist of the opinions of Gartner’s business and technology insights organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this publication, including any warranties of merchantability or fitness for a particular purpose.
GARTNER is a trademark of Gartner, Inc. and its affiliates.

Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: Adjusted EBITDA, non-GAAP net income (loss), non-GAAP net income (loss) per share, Core Organic Growth Rate, and Free Cash Flow.
We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our recurring core business operating results, such as our revenues excluding the impact for foreign currency fluctuations or our operating performance excluding not only non-cash charges, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and liquidity as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and they are used by our institutional investors and the analyst community to help them analyze the health of our business. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the tables provided below in this release.
We are unable to reconcile any forward-looking non-GAAP financial measures to their directly comparable GAAP financial measures because the information which is needed to complete a reconciliation is unavailable at this time without unreasonable effort. Additionally, we are unable to quantify the impact of foreign currency exchange fluctuations on components of our income statement beyond revenues because the information which is needed to do so is unavailable at this time without unreasonable effort.

Upland defines Adjusted EBITDA as net income (loss), calculated in accordance with GAAP, plus depreciation and amortization expense, interest expense, net, other expense (income), net, provision (benefit) for income taxes, stock-based compensation expense, acquisition and divestiture related expenses, non-recurring litigation costs, purchase accounting adjustments for deferred revenue, loss on divestitures and impairment charges.
Upland defines non-GAAP net income (loss) as net income (loss), calculated in accordance with GAAP, plus amortization of purchased intangible assets, amortization of debt discount, loss on debt extinguishment, stock-based compensation expenses, acquisition and divestiture related expenses, non-recurring litigation expenses, purchase accounting adjustments for deferred revenue, non-recurring effects of provision for income tax, loss on divestitures, impairment charges and the related tax effect of the adjustments above.
Upland defines Free Cash Flow as GAAP operating cash flow less purchases of property and equipment.
Upland defines major accounts as accounts with greater than or equal to $25,000 in annual recurring revenue.
Upland defines major expansions as existing customers who expanded the amount of annual recurring revenue under their contract by at least $25,000.
Upland defines cash gross margin as product revenue less subscription and support cost of sales, excluding depreciation and amortization.
Upland defines Net Dollar Retention Rate as the aggregate annualized recurring revenue at the end of a twelve-month period from those customers that were also customers at the beginning of the twelve-month period, divided by the aggregate annualized recurring revenue value from all customers at the beginning of the twelve-month period. This measure excludes the revenue value of Overage Charges, divestitures, and our Sunset Assets upon designation.
In connection with periodic reviews of our business, we have decided to discontinue the availability of certain non-strategic product offerings and a limited number of non-strategic customer contracts (collectively referred to as “Sunset Assets”).
Overage Charges are subscription and support revenues earned in addition to contractual minimum customer commitments as a result of the usage volume of services including text and e-mail messaging and third-party pass-through costs that exceed the levels stipulated in contracts with the Company.
Upland defines Core as our ongoing business operation, excluding Sunset Assets and divestitures.
Upland defines Core Organic Growth Rate as the percentage change between two reported periods in Core Organic Revenue (subscription and support revenue, excluding subscription and support revenue from Sunset Assets, divestitures, and Overage Charges). We calculate our year-over-year Core Organic Growth Rate as though all acquisitions or divestitures closed as of the end of the latest period were closed as of the first day of the prior year period presented. Core Organic Growth Rate does not represent actual organic revenue generated by our business as it stood at the beginning of the respective period.
Upland defines Net Debt as the total amount of debt outstanding less unrestricted cash and cash equivalents at a stated point in time.
Upland defines Net Leverage as Net Debt divided by trailing 4 quarters Adjusted EBITDA.

Forward-looking Statements
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or our future financial or operating performance, including our guidance related to future performance, and are subject to substantial risks, uncertainties and assumptions. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make. Accordingly, you should not place undue reliance on these forward-looking statements. Forward-looking statements include any statement that does not directly relate to any historical or current fact and often include words such as “anticipate,” “believe,” “may,” “will,” “continue,” “seek,” “estimate,” “intend,” “hope,” “predict,” “could,” “should,” “would,” “project,” “plan,” “expect” or the negative or plural of these words or similar expressions, although not all forward-looking statements contain these words.
Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but are not limited to: our financial performance and our ability to achieve or sustain profitability or predict future results; our plans regarding future acquisitions and divestitures and our ability to consummate and operationalize acquisitions or divestitures; our ability to expand our go to market operations, including our marketing and sales organization, and successfully increase sales of our products; our ability to obtain financing in the future on acceptable terms or at all; our expectations with respect to revenue, cost of revenue, and operating expenses in future periods; our expectations with regard to revenue from perpetual licenses and professional services; our ability to adapt to macroeconomic factors impacting the global economy, including global conflicts and uncertainty, changes in trade policy, foreign currency exchange risk, inflation and supply chain constraints; our ability to attract and retain customers; our ability to successfully enter new markets and manage our international expansion; our ability to comply with privacy laws and regulations; our ability to incorporate and deliver artificial intelligence (“AI”) functionality into our products and services, including our ability to unlock critical knowledge, automate content workflows and drive measurable ROI; our ability to deliver high-quality customer service; our plans regarding, and our ability to effectively manage, our growth, including with respect to our growth investments; maintaining our senior management team and key personnel; the performance of our resellers; our ability to adapt to changing market conditions and competition; our ability to adapt to technological change and continue to innovate; global economic and financial market conditions and uncertainties; the growth of demand for cloud-based, digital transformation applications; our ability to integrate our applications with other software applications; maintaining and expanding our relationships with third parties; costs associated with defending intellectual property infringement and other claims; our ability to maintain, protect and enhance our brand and intellectual property; our expectations with regard to trends, such as seasonality, which affect our business; impairments to goodwill and other intangible assets; our beliefs regarding how our applications benefit customers and what our competitive strengths are; the operation, reliability and security of our third-party data centers; our expectations as to the timing of the discontinuation of any Sunset Assets, as well as the composition of Sunset Assets; our expectations as to the payment of dividends; our 2025 Share Repurchase Plan, including expectations regarding the timing and manner of repurchases made under the Share Repurchase Plan; our current level of indebtedness, including our exposure to variable interest rate risk; the potential elimination or limitation of tax incentives or tax losses and/or reductions of U.S. federal net operating losses; the risk that we did not consider another contingency included in this list; and factors that could affect our business and financial results identified in Upland's filings with the Securities and Exchange Commission (the "SEC"), including Upland's most recent 10-K filed with the SEC. Additional information will also be set forth in Upland's future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that Upland makes with the SEC.
The forward-looking statements herein represent Upland's views as of the date of this press release, and these views could change. However, while Upland may elect to update these forward-looking statements at some point in the future, Upland specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing the views of Upland as of any date subsequent to the date of this press release.

###

Investor Relations Contact:
Michael D. Hill
investor-relations@uplandsoftware.com
512-960-1031

Media Contact:
Lloyd Berry
media@uplandsoftware.com
512-960-1010

Upland Software, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
	(unaudited)	(unaudited)
Revenue:
Subscription and support	$46,699	$64,332	$205,073	$260,685
Perpetual license	1,313	1,531	5,280	5,837
Total product revenue	48,012	65,863	210,353	266,522
Professional services	1,300	2,164	6,523	8,272
Total revenue	49,312	68,027	216,876	274,794
Cost of revenue:
Subscription and support	10,746	18,512	50,882	76,037
Professional services and other	852	1,352	3,876	5,055
Total cost of revenue	11,598	19,864	54,758	81,092
Gross profit	37,714	48,163	162,118	193,702
Operating expenses:
Sales and marketing	9,879	16,167	44,113	66,301
Research and development	7,316	11,293	36,511	47,365
General and administrative	7,398	11,300	38,025	49,463
Depreciation and amortization	5,634	11,356	26,850	45,622
Acquisition and divestiture related expenses	318	19	9,720	19
Impairment of goodwill and other intangibles	—	—	2,469	87,227
Total operating expenses	30,545	50,135	157,688	295,997
Income (loss) from operations	7,169	(1,972)	4,430	(102,295)
Other income (expense):
Interest expense, net	(5,002)	(1,262)	(15,785)	(8,939)
Loss on divestitures of businesses	—	—	(24,364)	—
Loss on debt extinguishment	—	—	(2,301)	—
Other income (expense), net	935	1,251	(652)	1,142
Total other expense, net	(4,067)	(11)	(43,102)	(7,797)
Income (loss) before benefit from (provision for) income taxes	3,102	(1,983)	(38,672)	(110,092)
Benefit from (provision for) income taxes	(2,007)	(1,447)	(232)	(2,640)
Net income (loss)	$1,095	$(3,430)	$(38,904)	$(112,732)
Preferred stock dividends	(1,486)	(1,421)	(5,848)	(5,592)
Net loss attributable to common stockholders	$(391)	$(4,851)	$(44,752)	$(118,324)
Net loss per common share:
Net loss per common share, basic and diluted	$(0.01)	$(0.18)	$(1.56)	$(4.26)
Weighted-average common shares outstanding, basic and diluted	28,928,331	27,605,490	28,615,649	27,789,248

Upland Software, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$29,398	$56,426
Restricted cash	626	626
Accounts receivable, net of allowance	25,603	38,647
Deferred commissions, current	5,660	8,361
Unbilled receivables	3,981	3,441
Income tax receivable, current	1,832	762
Prepaid expenses and other current assets	8,154	10,129
Total current assets	75,254	118,392
Tax credits receivable	863	951
Property and equipment, net	1,815	1,518
Operating lease right-of-use asset	1,713	1,364
Intangible assets, net	62,317	123,903
Goodwill	259,631	260,976
Deferred commissions, noncurrent	7,865	12,147
Interest rate derivatives	15	9,742
Other assets	3,704	529
Total assets	$413,177	$529,522
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$2,140	$9,388
Accrued compensation	4,358	6,226
Accrued expenses and other current liabilities	3,938	6,876
Deferred revenue	74,768	93,706
Operating lease liabilities, current	817	1,000
Current maturities of notes payable	7,739	3,224
Total current liabilities	93,760	120,420
Notes payable, less current maturities	224,667	286,970
Deferred revenue, noncurrent	4,841	4,670
Operating lease liabilities, noncurrent	1,971	762
Noncurrent deferred tax liability, net	6,723	11,347
Other long-term liabilities	505	428
Total liabilities	332,467	424,597
Series A Convertible Preferred stock	129,078	123,230
Stockholders’ deficit:
Common stock	3	3
Additional paid-in capital	607,275	605,286
Accumulated other comprehensive loss	(15,138)	(21,990)
Accumulated deficit	(640,508)	(601,604)
Total stockholders’ deficit	(48,368)	(18,305)
Total liabilities, convertible preferred stock and stockholders’ deficit	$413,177	$529,522

Upland Software, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
	(unaudited)	(unaudited)
Operating activities
Net income (loss)	$1,095	$(3,430)	$(38,904)	$(112,732)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,770	13,580	32,137	54,986
Deferred income taxes	(1,826)	(2,393)	(5,283)	(3,658)
Amortization of deferred costs	1,729	2,998	8,132	12,150
Foreign currency re-measurement (gain) loss	(1,542)	(240)	(873)	(999)
Non-cash interest, net and other income, net	(798)	(2,710)	(2,931)	(11,978)
Non-cash stock-based compensation expense	1,036	3,192	9,108	15,270
Non-cash loss on impairment of goodwill and other intangibles	—	—	2,469	87,227
Non-cash loss on retirement of fixed assets	—	(1)	60	17
Non-cash loss on divestitures of businesses	—	—	24,364	—
Non-cash loss on debt extinguishment	—	—	2,301	—
Changes in operating assets and liabilities:
Accounts receivable	(6,596)	(7,421)	5,393	(328)
Prepaid expenses and other current assets	2,274	2,779	(854)	74
Other assets	(1,608)	(2,930)	(1,062)	(10,089)
Accounts payable	367	703	(5,719)	1,344
Accrued expenses and other liabilities	(1,359)	840	(926)	(556)
Deferred revenue	7,776	4,374	(1,612)	(6,489)
Net cash provided by operating activities	7,318	9,341	25,800	24,239
Investing activities
Purchase of property and equipment	(87)	(320)	(1,352)	(882)
Collections on note receivable	172	—	339	—
Proceeds from the divestitures of businesses, net of cash transferred	750	—	9,813	—
Net cash provided by (used in) investing activities	835	(320)	8,800	(882)
Financing activities
Proceeds from notes payable, net of debt discount	—	—	234,600	—
Payments on notes payable	(1,500)	(7,350)	(295,150)	(188,400)
Payments of debt issuance costs	(226)	(281)	(1,625)	(358)
Stock repurchases and retirement	—	—	(137)	(10,958)
Taxes paid related to net share settlement of equity awards	(131)	(1,838)	(1,134)	(2,591)
Net cash used in financing activities	(1,857)	(9,469)	(63,446)	(202,307)
Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	347	(2,239)	1,818	(557)
Change in cash, cash equivalents and restricted cash	6,643	(2,687)	(27,028)	(179,507)
Cash, cash equivalents and restricted cash, beginning of period	23,381	59,739	57,052	236,559
Cash, cash equivalents and restricted cash, end of period	$30,024	$57,052	$30,024	$57,052
Supplemental disclosures of cash flow information:
Cash paid for interest, net of interest rate derivatives	$6,202	$4,491	$20,403	$28,900
Cash paid for taxes, net of refunds	$824	$213	$6,946	$2,015
Non-cash investing and financing activities:
Note receivable from divestiture of businesses, net of discount	$—	$—	$4,881	$—
Right-of-use assets obtained in exchange for lease obligations	$—	$—	$1,259	$—

Upland Software, Inc.
Reconciliation of Adjusted EBITDA
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
	(unaudited)	(unaudited)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$1,095	$(3,430)	$(38,904)	$(112,732)
Add:
Depreciation and amortization expense	6,770	13,580	32,137	54,986
Interest expense (income), net	5,002	1,262	15,785	8,939
Other expense (income), net	(935)	(1,251)	652	(1,142)
Loss on debt extinguishment	—	—	2,301	—
Provision for (benefit from) income taxes	2,007	1,447	232	2,640
Stock-based compensation expense	1,036	3,192	9,108	15,270
Acquisition and divestiture related expenses	318	19	9,720	19
Non-recurring litigation costs	1	35	35	187
Purchase accounting deferred revenue discount	20	47	113	244
Loss on divestitures of businesses	—	—	24,364	—
Impairment of goodwill and other intangibles	—	—	2,469	87,227
Adjusted EBITDA	$15,314	$14,901	$58,012	$55,638

Upland Software, Inc.
Reconciliation of Non-GAAP Net Income and Non-GAAP EPS
(in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
	(unaudited)	(unaudited)
Reconciliation of Net Income (Loss) to Non-GAAP Net Income:
Net income (loss)	$1,095	$(3,430)	$(38,904)	$(112,732)
Add:
Stock-based compensation expense	1,036	3,192	9,108	15,270
Amortization of purchased intangibles	6,555	13,267	31,182	53,764
Amortization of debt discount	313	535	1,800	2,279
Divestiture-related expenses	318	19	9,720	19
Loss on debt extinguishment	—	—	2,301	—
Nonrecurring litigation expense	1	35	35	187
Purchase accounting deferred revenue discount	20	47	113	244
Tax effects of non U.S. income tax - nonrecurring	—	1,460	—	1,460
Loss on divestitures of businesses	—	—	24,364	—
Impairment of goodwill and other intangibles	—	—	2,469	87,227
Tax effect of adjustments above	(630)	(681)	(8,860)	(5,095)
Non-GAAP net income	$8,708	$14,444	$33,328	$42,623

Weighted average common shares outstanding, basic	28,928,331	27,605,490	28,615,649	27,789,248
Weighted average common shares outstanding, diluted	36,580,157	35,007,580	36,284,034	34,971,488
Non-GAAP earnings per share, basic	$0.30	$0.52	$1.16	$1.53
Non-GAAP earnings per share, diluted	$0.24	$0.41	$0.92	$1.22

Upland Software, Inc.
Reconciliation of Operating Cash Flow to Free Cash Flow
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
	(unaudited)	(unaudited)
Reconciliation of operating cash flow to Free Cash Flow:
Net cash provided by operating activities	$7,318	$9,341	$25,800	$24,239
Less: Purchase of property and equipment	(87)	(320)	(1,352)	(882)
Free Cash Flow	$7,231	$9,021	$24,448	$23,357

Upland Software, Inc.
Supplemental Financial Information
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
	(unaudited)	(unaudited)
Stock-based compensation:
Cost of revenue	$87	$181	$420	$765
Research and development	88	381	785	2,095
Sales and marketing	64	355	448	1,512
General and administrative	797	2,275	7,455	10,898
Total	$1,036	$3,192	$9,108	$15,270

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
	(unaudited)	(unaudited)
Depreciation:
Operating expense	$215	$313	$955	$1,222
Total	$215	$313	$955	$1,222

Amortization:
Cost of revenue	$1,136	$2,224	$5,287	$9,364
Operating expense	5,419	11,043	25,895	44,400
Total	$6,555	$13,267	$31,182	$53,764